SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 25, 2007
COLOR KINETICS INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50798	04-3391805

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
10 Milk Street, Suite 1100, Boston, Massachusetts 02108
(Address of principal executive offices) (Zip Code)
(617) 423-9999
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-3.4 Third Amended and Restated By-Laws of Color Kinetics dated April 25, 2007.
EX-10.34 Letter Agreement by and between Color Kinetics Incorporated and William J. Sims, dated May 1, 2007.
EX-10.35 Letter Agreement by and between Color Kinetics Incorporated and David K. Johnson, dated May 1, 2007.
EX-10.36 Letter Agreement by and between Color Kinetics Incorporated and Jeffrey Cassis, dated May 1, 2007.
EX-10.37 Letter Agreement by and between Color Kinetics Incorporated and Frederick M. Morgan, dated may 1 2007.
EX-10.38 Letter Agreement by and between Color Kinetics Incorporated and Ihor Lys, dated May 1, 2007.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of director
On April 27, 2007, George Mueller notified us that, due to other commitments, he will not stand for re-election to our Board of Directors and that, accordingly, he intends to resign as a director at the completion of his term, effective at the 2007 annual meeting of stockholders. Mr. Mueller, a co-founder of Color Kinetics, has been a member of our Board of Directors since our inception and until July 2005 served as our Chief Executive Officer. From July 2005 to December 2006, Mr. Mueller was a consultant to Color Kinetics.
Compensatory arrangements of certain officers
On May 1, 2007, we entered into an agreement with our chief executive officer providing for lump sum severance payments and full acceleration of his option holdings and future option grants within three months of a Change in Control. The severance payments would be equal to two years salary plus two years bonus determined at the higher of last years’ bonus or a pro-rata amount of the current year’s bonus assuming full payout, plus COBRA payments.
On May 1, 2007, we entered into agreements with each of our chief operating officer, chief financial officer, chief technical officer and chief scientist providing for lump sum severance payments and full acceleration of options granted to such individuals prior to October 2005 or after April 25, 2007, in either case upon a termination of their employment 3 months prior or 12 months after a Change in Control, unless the termination was for Cause or without Good Reason. The severance payments would be an amount equal to the Applicable Percentage multiplied by current yearly salary plus the Applicable Percentage multiplied by such individuals’ bonus, determined at the higher of last years’ bonus or a pro-rata amount of the current year’s bonus assuming full payout, plus COBRA payments for an amount of time equal to the Applicable Percentage multiplied by twelve months. The Applicable Percentage equals 50% if termination occurs when such individual had less than 12 months service, 100% if termination occurs when such individual had more than 12 months service but less than 5 years service, or 150% if termination occurs when such individual had more than 5 years service. Options granted to such individuals from and after October 2005 through April 25, 2007 would continue, pursuant to their terms, to provide for full acceleration upon a Change in Control. Moreover, all options granted prior to October 2005 or after April 25, 2007 accelerate 25% upon a Change in Control even in the absence of a termination.
The existing agreements with each of our chief executive officer, chief financial officer, chief scientist and chief technical officer (“Prior Agreements”), providing for four months severance in the event of a termination other than for death, Disability, Cause (as such terms are defined in such Prior Agreements) or resignation, remain in full force and effect, except that in the event of a termination which would cause severance payments to such individuals under both their Prior Agreements and the agreements dated May 1, 2007, then payments under the agreements dated May 1, 2007 will be reduced by payments already made under the Prior Agreements.
Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.
On April 25, 2007, in response to new NASDAQ listing requirements that mandate that all NASDAQ-listed companies become eligible to participate in the “Direct Registration System” for their outstanding securities, the Board of Directors of Color Kinetics Incorporated (the “Board”) adopted resolutions providing for the amendment and restatement of the Second Amended and Restated Bylaws of Color Kinetics (the “By-Laws”).
The Amendment and Restatement dated April 25, 2007 amended Sections 7.1 and 8.1 of Color Kinetics’ Bylaws to clarify that outstanding shares of Color Kinetics may exist in certificated or uncertificated form. In addition, the Board amended the By-Laws to delete the word “chairman” in the second paragraph of Section 6.5 and replace it with the word “chairperson.”
A copy of the By-Laws, reflecting the amended and restated version adopted by the Board on April 25, 2007, is attached hereto as Exhibit 3.4 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibit
3.4 Third Amended and Restated By-Laws of Color Kinetics dated April 25, 2007.

*	10.34 Letter Agreement by and between Color Kinetics Incorporated and William J. Sims, dated May 1, 2007.

*	10.35 Letter Agreement by and between Color Kinetics Incorporated and David K. Johnson, dated May 1, 2007.

*	10.36 Letter Agreement by and between Color Kinetics Incorporated and Jeffrey Cassis, dated May 1, 2007.

*	10.37 Letter Agreement by and between Color Kinetics Incorporated and Frederick M. Morgan, dated May 1, 2007.

*	10.38 Letter Agreement by and between Color Kinetics Incorporated and Ihor Lys, dated May 1, 2007.

*	Management contract or compensatory plan or arrangement
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLOR KINETICS INCORPORATED
By:	/s/ David K. Johnson
David K. Johnson
Chief Financial Officer

Date: May 1, 2007